Exhibit 99.1

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Announces Resumption of Preferred Stock Dividend Payment –

$10.24 per Preferred Share Accrued Dividend Plus $0.51 per Preferred Share Quarterly Dividend

New York, NY – December 11, 2013 - Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, announced today that its Board of Directors authorized, and the Company declared, a “catch-up” dividend in the amount of $10.23524 per share of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), representing all accrued and unpaid dividends on the Series A Preferred Stock for the period October 1, 2008, through and including October 14, 2013 (“Accrued Dividend”).

The Company also announced today that its Board of Directors authorized, and the Company declared, a Series A Preferred Stock quarterly dividend payment in the amount of $0.50781 per share, for the period October 15, 2013, through and including January 14, 2014 (“Quarterly Dividend”).

Both the Accrued Dividend and the Quarterly Dividend will be paid to holders of the Series A Preferred Stock of record as of the close of business on December 31, 2013. The Accrued Dividend will be paid on January 13, 2014. The Quarterly Dividend will be paid on January 15, 2014. It is anticipated that both dividend payments will be taxable to the recipients as ordinary income. The Company will report the final income determinations for tax on Form 1099-DIV and will post the same information on the Company’s website no later than January 31, 2014.

As previously announced, the Company expects to initiate payment of common stock dividends beginning with the first quarter of 2014. The record and payment dates for any future dividend payments will be announced as and when the same are determined by the Company’s Board of Directors.

Gordon F. DuGan, Chief Executive Officer, comments, “We are pleased to begin the timely payment of preferred dividends and catch-up on the accrued amount. We continue our rapid portfolio growth and are experiencing strong fundamental results from our portfolio. The repayment of the accrued dividends is a last step in the transformation of Gramercy into a leading industrial and office net lease REIT.”

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates an asset management business that manages for third-parties, including our joint venture partners, commercial real estate assets throughout the United States primarily leased to financial institutions and affiliated users.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

(GPT-DN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.